Exhibit 99.1
For More Information Contact:
Investors:
Damon Wright
(714) 382-5013
damon.wright@ingrammicro.com
INGRAM MICRO REPORTS FOURTH QUARTER EARNINGS

Strong Revenue Growth Drives 17% Increase in Non-GAAP Operating Income

SANTA ANA, Calif., Feb. 26, 2015 - Ingram Micro Inc. (NYSE: IM) today announced financial results for the fourth quarter ended Jan. 3, 2015.

(US$ in millions, except EPS and diluted shares)	Fourth Quarter Ended			Year Ended
	January 3, 2015	December 28, 2013	Change	January 3, 2015	December 28, 2013	Change

Net Sales	$13,956	$11,833	18%	$46,487	$42,554	9%

Non-GAAP operating income	$247	$211	17%	$676	$598	13%
Non-GAAP operating margin	1.77%	1.78%	-1 bps	1.45%	1.41%	4 bps

Operating income	$201	$173	16%	$487	$515	(5)%
Operating margin	1.44%	1.46%	-2 bps	1.05%	1.21%	-16 bps

Non-GAAP net income	$156	$139	12%	$409	$371	10%
Net income	$119	$112	6%	$267	$311	(14)%

Non-GAAP earnings per diluted share	$0.98	$0.88	11%	$2.56	$2.37	8%
Earnings per diluted share	$0.74	$0.71	4%	$1.67	$1.99	(16)%

Diluted shares outstanding (millions)	159.9	158.1		159.5	156.3
A reconciliation of GAAP financial measures to non-GAAP financial measures is presented in the Supplementary Information section in this press release.

Alain Monié, Ingram Micro CEO, commented, “As illustrated by strong financial performance, the fourth quarter was an excellent finish to another year of executing on our long-term plans and financial commitments. We continued to grow revenue well above market rates, resulting from strong performance across all regions and in all of our major product and services lines, including accelerated growth rates in mobility, supply chain solutions and cloud. We are consistently winning important customer contracts and vendor authorizations globally and we are profitably gaining share in a number of markets as illustrated by a 17 percent increase in non-GAAP operating income and 11 percent growth in non-GAAP earnings per diluted share. As our full year financial expectations indicate, we remain confident in our ability to deliver continued strong earnings growth, improved returns on capital and meaningful local currency revenue growth, particularly in our services business.”

Fourth Quarter Results of Operations
Driven by strong growth across all geographies, worldwide sales increased year-over-year by more than $2 billion to $14.0 billion versus $11.8 billion in the 2013 fourth quarter. The addition of a 14th week in the 2014 fourth quarter benefited worldwide sales by approximately 7 percentage points when compared to last year. The translation of foreign currencies resulted in a year-over-year headwind to fourth quarter revenue growth of more than 4 percentage points. Non-GAAP operating income was up 17% over last year benefiting from strong performance in North America and Asia Pacific, driven by solid operating leverage and increasing revenue contribution from key strategic initiatives, including mobility, supply chain solutions and cloud. Europe’s profitability was negatively impacted by the strengthening U.S. Dollar, a greater mix of consumer product sales and increased competitive pricing pressure. Interest and other expense increased by more than $10 million over the 2013 fourth quarter, due primarily to higher interest expense and nearly $4 million in higher foreign currency exchange losses.
2014 fourth quarter non-GAAP net income was $156 million, leading to an historical high in earnings of 98 cents per diluted share, up from non-GAAP net income of $139 million, or 88 cents per diluted share in the prior year’s fourth quarter. The translation of foreign currencies negatively impacted 2014 fourth quarter non-GAAP net income by $8 million, or 5 cents per diluted share, when compared to the 2013 fourth quarter.

Key 2014 fourth quarter business highlights:

•
Ingram Micro is strengthening its position as a leading global provider of device lifecycle services with the acquisition of ANOVO, a provider of reverse logistics and repair services for high-tech products such as smartphones and set-top boxes. The acquisition is expected to close in the 2015 first quarter. ANOVO generates annual revenue in excess of $300 million from operations in 11 countries across Europe and Latin America.

•
The company broadened its geographic reach and expanded its capabilities around high value solutions with the acquisition of a majority interest in Armada, the largest value-added technology distributor in Turkey with annual revenues of approximately $300 million.

•
Gartner, Inc. named CloudBlue, an Ingram Micro company and a leading provider of IT asset disposition services (ITAD), a "Leader" in the recently released "Magic Quadrant for IT Asset Disposition, Worldwide.”

•
Ingram Micro further expanded its cloud marketplace to channel partners in Canada and Mexico, bringing an automated platform that makes it easier and more profitable for channel partners to deliver cloud services to small and mid-sized businesses. For the 2014 year, the company’s cloud business grew in excess of 100 percent.

•	Google has teamed with Ingram Micro to handle inventory and shipping for a "modular" smartphone in a pilot region.

•	Ingram Micro further expanded its government business with the addition of VMWare’s line of solutions.

•	Dell named Ingram Micro “Distribution Partner of the Year” for the second consecutive year.

•	Microsoft awarded Ingram Micro the Gold Level of Excellence in Operations for delivering market-leading operational excellence supporting Microsoft technology over the past year.

•	Cisco honored the company as its Global Collaboration Midmarket Distributor of the Year.

Outlook
The following statements are based on the company's current expectations for the 2015 first quarter and fiscal year and exclude the amortization of intangible assets, charges associated with acquisition-related costs, reorganization, integration and transition costs and other expense reduction programs and the impact of foreign exchange gains or losses related to the translation effect on Euro-based inventory purchases in Ingram Micro’s pan-European entity. These statements are forward-looking and actual results may differ materially.
For 2015, Ingram Micro expects the demand environment to remain stable and expects that the company will continue to outpace IT spending growth in local currency in the majority of its countries.
For the 2015 year, revenue is expected to grow mid-single digits in local currency and to be relatively flat in U.S. dollars. The negative effect of currency translation versus last year impacts Ingram Micro’s previously provided earnings expectations for 2015 by approximately 15 cents per diluted share. The company’s financial expectations assume the average exchange rate for the 2015 year to be a $1.15 per Euro.
For the 2015 first quarter, revenue in U.S. dollars is expected to be flat to up 3 percent versus last year. The company anticipates, however, that it will continue to face increased competitive pricing pressure in Europe. Non-GAAP earnings per diluted share for the 2015 first quarter is expected to be in the range of 40 to 47 cents, which includes a negative impact of 4 cents related to currency movement, when compared with the first quarter last year.

Non-GAAP Disclosures
             In addition to GAAP results, Ingram Micro is reporting non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP earnings per diluted share. These non-GAAP measures exclude charges associated with reorganization, integration and transition costs, including those associated with the company’s previously announced organizational effectiveness program and integration of BrightPoint, as well as acquisition-related costs and the amortization of intangible assets. These non-GAAP financial measures also exclude a benefit related to the receipt of an LCD flat panel class action settlement and the impact of a reserve recorded in 2013 for estimated potential charges related to indirect tax declarations in Europe. Non-GAAP net income and non-GAAP earnings per diluted share also exclude the impact of foreign exchange gains or losses related to the translation effect on Euro-based inventory purchases in Ingram Micro’s pan-European entity.

The non-GAAP measures noted above are primary indicators that Ingram Micro’s management uses internally to conduct and measure its business and evaluate the performance of its consolidated operations and operating segments. Ingram Micro’s management believes these non-GAAP financial measures are useful because they provide meaningful comparisons to prior periods and an alternate view of the impact of acquired businesses. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting Ingram Micro’s business. A material limitation associated with these non-GAAP measures as compared to the GAAP measures is that they may not be comparable to other companies with similar items that present related measures differently.  The non-GAAP measures should be considered as a supplement to, and not as a substitute for or superior to, the corresponding measures calculated in accordance with GAAP and may not be comparable to similarly titled measures used by other companies.

            Reconciliation of GAAP to non-GAAP financial measures for the periods presented are attached to the press release.

Conference Call and Webcast
Additional information about Ingram Micro's financial results will be presented in a conference call with presentation slides today at 5 p.m. ET. To listen to the conference call webcast and view the accompanying presentation slides, visit the company’s website at www.ingrammicro.com (Investor Relations section). The conference call is also accessible by telephone at (877) 869-3847 (toll-free within the United States and Canada) or (201) 689-8261 (other countries).

The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (877) 660-6853 or (201) 612-7415, conference ID “13599198.”

About Ingram Micro Inc.

Ingram Micro helps businesses realize the promise of technology. It delivers a full spectrum of global technology and supply chain services to businesses around the world. Deep expertise in technology solutions, mobility, cloud, and supply chain solutions enables its business partners to operate efficiently and successfully in the markets they serve. More at www.ingrammicro.com.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995
The matters in this press release that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act, including statements relating to the expected benefits from new wins and market share and our ability to enhance earnings power, are based on current management expectations. Certain risks may cause such expectations to not be achieved and, in turn, may have a material adverse effect on Ingram Micro's business, financial condition and results of operations. Ingram Micro disclaims any duty to update any forward-looking statements. Important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, without limitation: (1) changes in macro-economic conditions can affect our business and results of operations; (2) our acquisition and investment strategies may not produce the expected benefits, which may adversely affect results of operations; (3) we are dependent on a variety of information systems, which, if not properly functioning, and available, or if we experience system security breaches, data protection breaches or other cyber-attacks, could adversely disrupt our business and harm our reputation and net sales; (4) failure to retain and recruit key personnel would harm our ability to meet key objectives; (5) we operate a global business that exposes us to risks associated with conducting business in multiple jurisdictions; (6) our failure to adequately adapt to industry changes could negatively impact our future operating results; (7) we continually experience intense competition across all markets for our products and services; (8) termination of a key supply or services agreement or a significant change in supplier terms or conditions of sale could negatively affect our operating margins, revenue or the level of capital required to fund our operations; (9) substantial defaults by our customers or the loss of significant customers could negatively impact our business, results of operations, financial condition or liquidity; (10) changes in, or interpretations of, tax rules and regulations, changes in the mix of our business amongst different tax jurisdictions, and deterioration of the performance of our business may adversely affect our effective income tax rates or operating margins and we may be required to pay additional taxes and/or tax assessments, as well as record valuation allowances relating to our deferred tax assets; (11) our goodwill and identifiable intangible assets could become impaired, which could reduce the value of our assets and reduce our net income in the year in which the write-off occurs; (12) changes in our credit rating or other market factors, such as adverse capital and credit market conditions or reductions in cash flow from operations may affect our ability to meet liquidity needs, reduce access to capital, and/or increase our costs of borrowing; (13) we cannot predict the outcome of litigation matters and other contingencies that we may be involved with from time to time; (14) We may become involved in intellectual property disputes that could cause us to incur substantial costs, divert the efforts of management or require us to pay substantial damages or licensing fees; (15) Our failure to comply with the requirements of environmental regulations could adversely affect our business; (16) we face a variety of risks in our reliance on third-party service companies, including shipping companies, for the delivery of our products and outsourcing arrangements; (17) changes in accounting rules could adversely affect our future operating results; and (18) our quarterly results have fluctuated significantly. There are additional contingencies associated with each of the above identified risks. For example, in connection with our acquisition strategy, we risk failing to realize the anticipated benefits of an acquisition due to, among other things, the unsuccessful integration of an acquired business. Despite its global presence, Ingram Micro may fail to proactively identify and tap into emerging markets and geographies. We have historically instituted, and will continue to institute, changes to our strategies, operations and processes in an effort to address and mitigate risks; however, there are no assurances that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to our SEC filings, and specifically to Item 1A-  Risk Factors, of our latest Annual Report on Form 10K .

# # #
© 2014 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.
Consolidated Balance Sheet
(Amounts in 000s)
(Unaudited)

	January 3, 2015	December 28, 2013
ASSETS
Current assets:
Cash and cash equivalents	$692,777	$674,390
Trade accounts receivable, net	6,115,328	5,454,832
Inventory	4,145,012	3,724,447
Other current assets	532,406	521,902
Total current assets	11,485,523	10,375,571
Property and equipment, net	432,430	488,699
Goodwill	532,483	527,526
Intangible assets, net	318,689	375,423
Other assets	62,318	23,976
Total assets	$12,831,443	$11,791,195

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,522,369	$6,175,604
Accrued expenses	542,038	710,040
Short-term debt and current maturities of long-term debt	372,026	48,772
Total current liabilities	7,436,433	6,934,416
Long-term debt, less current maturities	1,096,889	797,454
Other liabilities	132,295	109,700
Total liabilities	8,665,617	7,841,570
Stockholders’ equity	4,165,826	3,949,625
Total liabilities and stockholders’ equity	$12,831,443	$11,791,195

Ingram Micro Inc.
Consolidated Statement of Income
(Amounts in 000s, except per share data)
(Unaudited)

	Fourteen Weeks Ended	Thirteen Weeks Ended
	January 3, 2015	December 28, 2013

Net sales	$13,956,218	$11,832,844
Cost of sales	13,180,915	11,123,179
Gross profit	775,303	709,665
Operating expenses:
Selling, general and administrative	544,205	509,414
Amortization of intangible assets	15,822	13,080
Reorganization costs	14,308	14,579
	574,335	537,073

Income from operations	200,968	172,592
Other expense (income):
Interest income	(1,100)	(1,766)
Interest expense	23,322	13,192
Net foreign currency exchange loss	5,413	1,713
Other	2,394	6,536
	30,029	19,675
Income before income taxes	170,939	152,917
Provision for income taxes	51,928	40,717
Net income	$119,011	$112,200
Diluted earnings per share	$0.74	$0.71
Diluted weighted average shares outstanding	159,948	158,132

Ingram Micro Inc.
Consolidated Statement of Income
(Amounts in 000s, except per share data)
(Unaudited)

	Fifty-three Weeks Ended	Fifty- two Weeks Ended
	January 3, 2015	December 28, 2013

Net sales	$46,487,426	$42,553,918
Cost of sales	43,821,709	40,064,361
Gross profit	2,665,717	2,489,557
Operating expenses:
Selling, general and administrative	2,025,948	1,891,573
Amortization of intangible assets	58,962	48,480
Reorganization costs	93,545	34,629
	2,178,455	1,974,682

Income from operations	487,262	514,875

Other expense (income):
Interest income	(4,882)	(7,652)
Interest expense	77,728	59,165
Net foreign currency exchange loss	4,260	11,578
Other	15,405	15,685
	92,511	78,776
Income before income taxes	394,751	436,099
Provision for income taxes	128,060	125,516
Net income	$266,691	$310,583
Diluted earnings per share	$1.67	$1.99
Diluted weighted average shares outstanding	159,452	156,272

Ingram Micro Inc.
Consolidated Statement of Cash Flows
(Amounts in 000s)
(Unaudited)

	Fifty-three Weeks Ended	Fifty- two Weeks Ended
	January 3, 2015	December 28, 2013
Cash flows from operating activities:
Net income	$266,691	$310,583
Adjustments to reconcile net income to cash (used) provided by operating activities:
Depreciation and amortization	146,028	128,915
Stock-based compensation	36,022	30,340
Excess tax benefit from stock-based compensation	(5,572)	(1,944)
Write-off of assets	12,855	8,399
Gain on sale of land and building	(1,684)	(1,045)
Noncash charges for interest and bond discount amortization	2,425	2,554
Deferred income taxes	(29,282)	(33,087)
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade accounts receivable	(601,083)	(66,400)
Inventory	(405,611)	(159,779)
Other current assets	(24,268)	(13,654)
Accounts payable	252,977	234,913
Change in book overdrafts	52,486	(67,370)
Accrued expenses	(192,086)	93,615
Cash (used) provided by operating activities	(490,102)	466,040
Cash flows from investing activities:
Capital expenditures	(88,651)	(95,639)
Sale (purchase) of marketable securities, net	(187)	1,877
Proceeds from sale of land and building	67,470	1,169
Cost-based investment	(10,000)	—
Acquisitions and earn-out payments, net of cash acquired	(40,924)	(135,763)
Cash used by investing activities	(72,292)	(228,356)
Cash flows from financing activities:
Proceeds from exercise of stock options	19,334	43,384
Excess tax benefit from stock-based compensation	5,572	1,944
Net proceeds from issuance of senior unsecured notes, net of issuance costs	494,995	—
Fees associated with the amendment and extension of credit facilities	—	(1,086)
Net proceeds from (repayments of) revolving credit facilities	99,789	(195,729)
Other	—	(4,423)
Cash provided (used) by financing activities	619,690	(155,910)
Effect of exchange rate changes on cash and cash equivalents	(38,909)	(2,531)
Increase in cash and cash equivalents	18,387	79,243
Cash and cash equivalents, beginning of year	674,390	595,147
Cash and cash equivalents, end of year	$692,777	$674,390

Ingram Micro Inc.
Supplementary Information
Income from Operations - Reconciliation of GAAP to Non-GAAP Information
(Amounts in Millions)
(Unaudited)

	Fourteen Weeks Ended January 3, 2015
	North America	Europe	Asia-Pacific	Latin America	Stock-based compensation	Consolidated Total

Net Sales	$6,041.7	$4,186.0	$2,964.8	$763.7	$—	$13,956.2

GAAP Operating Income	$124.2	$34.2	$37.3	$16.6	$(11.3)	$201.0
Reorganization, integration and transition costs	12.3	16.4	2.4	1.4	—	32.5
Amortization of intangible assets	11.5	2.7	1.4	0.2	—	15.8
LCD class action settlement	(2.8)	—	—	—	—	(2.8)
Non-GAAP Operating Income	$145.2	$53.3	$41.1	$18.2	$(11.3)	$246.5

GAAP Operating Margin	2.06%	0.82%	1.26%	2.17%		1.44%
Non-GAAP Operating Margin	2.40%	1.27%	1.39%	2.38%		1.77%

	Thirteen Weeks Ended December 28, 2013
	North America	Europe	Asia-Pacific	Latin America	Stock-based compensation	Consolidated Total

Net Sales	$4,719.9	$4,047.1	$2,384.3	$681.5	$—	$11,832.8

GAAP Operating Income	$85.5	$62.1	$15.3	$18.4	$(8.7)	$172.6
Reorganization, integration and transition costs	8.6	10.9	5.6	—	—	25.1
Amortization of intangible assets	8.6	2.9	1.4	0.2	—	13.1
Non-GAAP Operating Income	$102.7	$75.9	$22.3	$18.6	$(8.7)	$210.8

GAAP Operating Margin	1.81%	1.53%	0.64%	2.70%		1.46%
Non-GAAP Operating Margin	2.18%	1.88%	0.94%	2.73%		1.78%

Ingram Micro Inc.
Supplementary Information
Income from Operations - Reconciliation of GAAP to Non-GAAP Information
(Amounts in Millions)
(Unaudited)

	Fifty-three Weeks Ended January 3, 2015
	North America	Europe	Asia-Pacific	Latin America	Stock-based compensation	Consolidated Total

Net Sales	$19,929.1	$14,263.4	$9,991.2	$2,303.7	$—	$46,487.4

GAAP Operating Income	$343.5	$28.2	$108.8	$42.8	$(36.0)	$487.3
Reorganization, integration and transition costs	52.2	78.0	6.9	2.5	—	139.6
Amortization of intangible assets	41.1	11.4	5.6	0.8	—	58.9
LCD class action settlement	(9.4)	—	—	—	—	(9.4)
Non-GAAP Operating Income	$427.4	$117.6	$121.3	$46.1	$(36.0)	$676.4

GAAP Operating Margin	1.72%	0.20%	1.09%	1.86%		1.05%
Non-GAAP Operating Margin	2.14%	0.82%	1.21%	2.00%		1.45%

	Fifty-two Weeks Ended December 28, 2013
	North America	Europe	Asia-Pacific	Latin America	Stock-based compensation	Consolidated Total

Net Sales	$17,367.1	$13,184.2	$9,950.7	$2,051.9	$—	$42,553.9

GAAP Operating Income	$329.3	$92.8	$80.0	$43.1	$(30.3)	$514.9
Reorganization, integration and transition costs	23.9	23.3	12.3	—	—	59.5
Amortization of intangible assets	30.4	11.4	5.8	0.9	—	48.5
LCD class action settlement	(28.5)	—	—	(1.0)	—	(29.5)
European indirect tax declarations charge	—	5.0	—	—	—	5.0
Non-GAAP Operating Income	$355.1	$132.5	$98.1	$43.0	$(30.3)	$598.4

GAAP Operating Margin	1.90%	0.70%	0.80%	2.10%		1.21%
Non-GAAP Operating Margin	2.04%	1.00%	0.99%	2.09%		1.41%

Ingram Micro Inc.
Supplementary Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Amounts in Millions, except per share data)
(Unaudited)

	Fourteen Weeks Ended January 3, 2015
	Net Income	Diluted Earnings per Share (a)

As Reported Under GAAP	$119.0	$0.74
Reorganization, integration and transition costs	27.3	0.17
Amortization of intangible assets	11.2	0.07
Pan-Europe foreign exchange loss	0.5	0.01
LCD class action settlement	(2.0)	(0.01)
Non-GAAP Financial Measure	$156.0	$0.98

	Thirteen Weeks Ended December 28, 2013
	Net Income	Diluted Earnings per Share (a)

As Reported Under GAAP	$112.2	$0.71
Reorganization, integration and transition costs	18.4	0.12
Amortization of intangible assets	9.6	0.06
Pan-Europe foreign exchange gain	(1.1)	(0.01)
Non-GAAP Financial Measure	$139.1	$0.88

(a)
Per share impact is calculated by dividing net income amount by the diluted weighted average shares outstanding of 159.9 and 158.1 for the fourteen weeks ended January 3, 2015 and thirteen weeks ended December 28, 2013, respectively.

Ingram Micro Inc.
Supplementary Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Amounts in Millions, except per share data)
(Unaudited)

	Fifty-three Weeks Ended January 3, 2015
	Net Income	Diluted Earnings per Share (a)

As Reported Under GAAP	$266.7	$1.67
Reorganization, integration and transition costs	112.4	0.71
Amortization of intangible assets	41.8	0.26
Pan-Europe foreign exchange gain	(5.6)	(0.04)
LCD class action settlement	(6.7)	(0.04)
Non-GAAP Financial Measure	$408.6	$2.56

	Fifty-two Weeks Ended December 28, 2013
	Net Income	Diluted Earnings per Share (a)

As Reported Under GAAP	$310.6	$1.99
Reorganization, integration and transition costs	43.2	0.28
Amortization of intangible assets	35.1	0.22
Pan-Europe foreign exchange loss	0.0	0.00
LCD class action settlement	(21.4)	(0.14)
European indirect tax declarations charge	3.6	0.02
Non-GAAP Financial Measure	$371.1	$2.37

(a)
Per share impact is calculated by dividing net income amount by the diluted weighted average shares outstanding of 159.5 and 156.3 for the fifty-three weeks ended January 3, 2015 and fifty-two weeks ended December 28, 2013, respectively.